EXHIBIT 99.1

Global Blood Therapeutics Announces Closing of Public Offering of Common Stock Including Full Exercise of Option to Purchase Additional Shares

SOUTH SAN FRANCISCO, Calif., Feb. 27, 2017 (GLOBE NEWSWIRE) -- Global Blood Therapeutics, Inc. (GBT) (NASDAQ:GBT), a biopharmaceutical company focused on the development and commercialization of novel therapeutics to treat grievous blood-based disorders with significant unmet need, today announced the closing of its previously announced underwritten public offering of 5,867,347 shares of its common stock at a price to the public of $24.50 per share, which includes 765,306 additional shares of common stock issued upon the exercise in full of the underwriter’s option to purchase additional shares. The aggregate gross proceeds to GBT from this offering are $143.8 million, before deducting underwriting discounts and commissions and other estimated offering expenses payable by GBT. All of the shares in the offering were sold by GBT.

Cantor Fitzgerald & Co. was the sole book-running manager for the offering.

A shelf registration statement relating to the shares of common stock offered in the public offering described above was filed with the Securities and Exchange Commission (SEC) on October 14, 2016 and declared effective by the SEC on October 28, 2016. A final prospectus supplement and accompanying prospectus has been filed with the SEC and copies of the final prospectus supplement and the accompanying prospectus may also be obtained by contacting Cantor Fitzgerald & Co., Attention: Capital Markets, 499 Park Ave., 6th Floor, New York, New York 10022, or by telephone at 212-829-7122, or by email at prospectus@cantor.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities being offered, nor shall there be any sale of the securities being offered in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Global Blood Therapeutics
Global Blood Therapeutics, Inc. is a clinical-stage biopharmaceutical company dedicated to discovering, developing and commercializing novel therapeutics to treat grievous blood-based disorders with significant unmet need. GBT is developing its lead product candidate, GBT440, as an oral, once-daily therapy for sickle cell disease. GBT is also investigating GBT440 for the treatment of hypoxemic pulmonary disorders including idiopathic pulmonary fibrosis.

Contact Information:
Myesha Lacy (investors)
GBT
650-351-4730
investor@globalbloodtx.com

Julie Normart (media)
Pure Communications
415-946-1087
media@globalbloodtx.com